Exhibit 99.1

For immediate release                             September 16, 2004


Prichard to become Kentucky Bank CEO; Woodford to remain Chairman

Paris, KY - Kentucky Bank announced plans for bank President Louis Prichard to assume the additional role of CEO on January 1, 2005.
Buckner Woodford will remain as bank chairman.

In their new roles Mr. Prichard will become responsible for performance of the bank. Mr. Woodford will be focused on longer-term strategic opportunities.

Mr. Prichard has been with Kentucky Bank since January of 2003. He presently serves in the capacity of President and Chief Operating Officer. From 1983 to 2003, Mr. Prichard was employed by Farmers National Bank of Danville, serving as its chairman and chief executive officer since 1997. He expressed appreciation to the board of directors for this additional responsibility.

Mr. Woodford has been with Kentucky Bank since August of 1971. He has been CEO since January of 1974. He expressed thanks to the board for their support over 31 years as CEO.

Kentucky Bank is the sole subsidiary of Kentucky Bancshares, Inc. Kentucky Bank has offices in Paris, Winchester, Georgetown, Versailles, Nicholasville, Wilmore, Cynthiana and North Middletown, all small communities that surround Lexington. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.OB.

Contact:  Gregory J. Dawson, Chief Financial Officer (859) 987-1795.